Exhibit 99.3

Investors:

Ryan Osterholm: 630-824-1987

Media:

Anna Rozenich: 630-824-1945

SUNCOKE ENERGY PARTNERS, L.P. INCREASES

QUARTERLY CASH DISTRIBUTION RATE

Lisle, IL (January 27, 2014) – SunCoke Energy Partners, L.P. (NYSE: SXCP) board of directors today declared a quarterly cash distribution of $0.4750 per limited partnership unit, payable on February 28, 2014 to holders of record on February 14, 2014. This distribution marks a 4.25 cent, or 9.8 percent increase in the cash distribution rate versus the prior quarter, and represents a 15.1 percent increase over the minimum quarterly distribution amount of $0.4125.

ABOUT SUNCOKE ENERGY PARTNERS, L.P.

SunCoke Energy Partners, L.P. (NYSE: SXCP) is a publicly-traded master limited partnership that manufactures coke used in the blast furnace production of steel and provides coal handling services to the coke, steel and power industries. Our advanced, heat recovery cokemaking process produces consistently high-quality coke, captures waste heat to generate steam or electricity, and reduces environmental impacts. Our coal handling terminals have the collective capacity to blend and transload more than 30 million tons of coal annually and are strategically located to enable material delivery to U.S. ports in the Gulf Coast, East Coast and Great Lakes. Our General Partner is a wholly owned subsidiary of SunCoke Energy, Inc. (NYSE: SXC), the largest independent producer of coke in the Americas, with 50 years of cokemaking experience and an international reputation for leadership, innovation and environmental stewardship in our industry.

NOTICE

This statement is intended to serve as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d) given by a publicly traded partnership for the nominee to be treated as a withholding agent. Please note that SunCoke Energy Partners, L.P.’s quarterly cash distributions are treated as partnership distributions for federal income tax purposes and that 100 percent of these distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of SunCoke Energy Partners, L.P.’s distributions to a nominee on behalf of foreign investors are subject to federal income tax withholding at the highest marginal tax rate for individuals or corporations, as applicable. Nominees, and not SunCoke Energy Partners, L.P., are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

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